Fidelity & Guaranty Life Reports Fiscal Fourth Quarter 2016 Results

•	Reported net income was $30 million or $0.52 per diluted share for the fourth quarter, and $97 million or $1.66 per diluted share for the full year

•	Adjusted operating income was $40 million or $0.69 per diluted share for the fourth quarter, and $162 million or $2.77 per diluted share for the full year

•	Total annuity sales for the fiscal year increased 2% over prior year to $2.5 billion and indexed universal life ("IUL") sales increased 60% over prior year to $56 million

•	Fixed indexed annuity sales were $482 million for the fourth quarter, a 14% increase over the prior year quarter

•	Average assets under management increased to $18.7 billion, up 6% over prior year; net investment spread across all product lines up 30 basis points over prior year

DES MOINES, Iowa: November 16, 2016 -- Fidelity & Guaranty Life (NYSE: FGL), a leading provider of annuities and life insurance, today reported net income of $30 million or $0.52 per diluted common share, for the fiscal fourth quarter of 2016 ended on September 30, 2016(1). The Company reported adjusted operating income of $40 million, or $0.69 per diluted share, compared to adjusted operating income of $42 million, or $0.72 per diluted share, in the prior year period.
The table below reconciles reported after-tax net income to adjusted operating income ("AOI").

	Three months ended September 30,
(In millions)	(Unaudited)
Reconciliation from Net Income to AOI(2):	2016	2015	Increase (decrease)
Net income	$30	$30	$—
Effect of investment losses (gains), net of offsets	5	12	(7)
Effect of change in FIA embedded derivative discount rate, net of offsets	(7)	35	(42)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	17	(29)	46
Tax impact of adjusting items	(5)	(6)	1
Adjusted operating income	$40	$42	$(2)
See footnotes at end of release.
The current quarter included net favorable items of $4 million or $0.07 per diluted share. The prior year quarter included net favorable items of $8 million or $0.14 per diluted share. The table below details notable items in both periods.

Current Year Fiscal Quarter
• Net favorable adjustments related to lower deferred acquisition cost ("DAC") amortization, primarily due to equity market fluctuations, and bond prepayment income	$6 million
• Higher expenses related to long-term incentive compensation plans	($2) million
Prior Year Fiscal Quarter
• Net favorable adjustments related to annual actuarial assumption review, lower DAC amortization due to equity market fluctuations, and bond prepayment income	$16 million
• Unfavorable actual to expected mortality within single premium immediate annuity ("SPIA") product line	($5) million
• Higher expense (legacy incentive compensation & merger transaction costs)	($3) million

"We delivered another strong quarter and full year with improvements across most of our key metrics, including sales, net investment income and spread, adjusted operating income, and assets under management," said Chris Littlefield, President and CEO of FGL. "Our FIA sales are up nicely over the prior year quarter while continuing to achieve our targeted profitability, and we have been growing our IUL business with existing and new distribution.  In addition, we recently announced the extension of our merger agreement with Anbang. We are continuing the work to secure required regulatory approvals to complete the pending merger, and we remain committed to closing the transaction once the regulatory approval process concludes.”

Fiscal Year 2016 Summary
FGL reported net income of $97 million, or $1.66 per diluted share, for fiscal year 2016, compared to net income of $118 million, or $2.02 per diluted share, for fiscal year 2015. The Company reported adjusted operating income of $162 million, or $2.77 per diluted share, for fiscal year 2016, compared to adjusted operating income of $118 million, or $2.02 per diluted share, for fiscal year 2015. The prior fiscal year included net favorable items of $2 million, whereby the $16 million benefit from the annual actuarial assumption review, lower DAC amortization due to equity market fluctuations, and bond prepayment income were partially offset by $4 million SPIA mortality losses and $10 million of expenses related to the legacy incentive compensation plan and merger transaction costs. The current fiscal year includes $17 million benefit from lower DAC amortization primarily due to equity market fluctuations, $6 million bond prepayment income and $7 million SPIA and other favorable reserve adjustments, partially offset by $6 million higher expense related to the pending merger transaction and long-term incentive compensation plans.

Summary Financial Results (Unaudited)

	Three months ended September 30,		Year ended September 30,
(In millions, except per share data)	2016	2015	2016	2015
Fixed indexed annuity sales (2)	$482	$424	$1,832	$2,179
Total annuity sales (2)	$603	$434	$2,525	$2,466
Average assets under management (2)	$19,381	$18,114	$18,738	$17,722
Net investment spread - FIA (2)	2.98%	2.95%	2.97%	2.90%
Net investment spread - All products (2)	2.27%	2.20%	2.27%	1.97%
Net income	$30	$30	$97	$118
Net income per diluted share	$0.52	$0.51	$1.66	$2.02
Adjusted operating income (“AOI”) (2)	$40	$42	$162	$118
AOI per diluted share (2)	$0.69	$0.72	$2.77	$2.02
Weighted average basic shares	58.3	58.1	58.3	58.1
Weighted average diluted shares	58.4	58.4	58.6	58.4
Total common shares outstanding	59.0	58.9	59.0	58.9
Book value per share	$32.80	$25.51	$32.80	$25.51
Book value per share, excluding AOCI (2)	$25.36	$24.02	$25.36	$24.02
See footnotes below.

Sales In Line With Expectations
For the fiscal fourth quarter, sales of our core fixed indexed annuity ("FIA") product were $482 million, an increase of 14% over the prior year quarter. FIA sales levels in recent quarters reflect continued strong and productive partnerships with our independent marketing organizations ("IMO's"). FIA sales were $1.8 billion for the fiscal year, a 16% decrease over the prior year. As expected, FIA sales were down from the prior year as we intentionally moderated volume to sustain a disciplined approach for new business profitability and capital management.
Sales of multi-year guarantee annuities ("MYGA") were $121 million in the current quarter as compared to $10 million in the same period last year. We continue to view this business opportunistically; therefore MYGA volume will fluctuate from period to period. Total annuity sales were $603 million for the fourth quarter, an increase of 39% compared to the fiscal fourth quarter of 2015. For the fiscal year, total annuity sales were $2.5 billion, a 2% increase over the prior year.

Indexed universal life sales in the quarter were $17 million, an increase of 55% compared to $11 million last year. The strong growth in the current period reflects FGL's ongoing efforts to steadily grow indexed universal life sales through its network of core middle-market focused IMO's. Sales of indexed universal life were $56 million for the fiscal year, a 60% increase over the prior period.
Investment Portfolio Performing Well
Net investment income was $238 million for the quarter, an increase of 7% compared to $223 million for the same period last year. This growth was driven by increases in average assets under management ("AAUM"), which grew $1.0 billion or 6% over the prior year from sales and stable policy owner retention trends.
The average earned yield on the total portfolio in the quarter was 4.90%, down 2 basis points from 4.92% in the prior year quarter which benefited from higher bond prepayment income. Asset purchases during the quarter were $0.8 billion at an average yield of 4.83%. Asset purchases during the current quarter were primarily in investment grade corporate bonds and structured securities and high grade preferred stocks. The average NAIC rating for the portfolio remains approximately 1.5.
Net investment spread across all product lines increased 7 basis points compared to fiscal fourth quarter 2015. Net investment spread in the current quarter for fixed indexed annuities was consistent with recent performance at 298 basis points. Current period results also included net realized losses on available-for-sale investments of $8 million before DAC amortization and taxes.

Capital Management Trends

•
GAAP book value per share at September 30, 2016 was $32.80 on a reported basis; book value per share excluding accumulated other comprehensive income (“AOCI”) was $25.36, an increase of 6% year over year.

•
As of September 30, 2016, the Company has drawn down $100 million of its unsecured revolving credit facility. Proceeds were contributed to the insurance subsidiary to support continued growth of the business. The remaining amount available under the revolver credit facility is $50 million.

•
As announced on November 10, 2016, the FGL Board of Directors has declared a quarterly dividend of $0.065 per share. The dividend is payable on December 12, 2016 to shareholders of record as of the close of business on November 28, 2016.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30, 2016	September 30, 2015
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: September 30, 2016 - $18,521; September 30, 2015 - $17,622)	$19,411	$17,746
Equity securities, available-for-sale, at fair value (amortized cost: September 30, 2016 - $640; September 30, 2015 - $597)	683	620
Derivative investments	276	82
Commercial mortgage loans	595	491
Other invested assets	60	155
Total investments	21,025	19,094
Related party loans	71	78
Cash and cash equivalents	864	502
Accrued investment income	214	191
Reinsurance recoverable	3,464	3,579
Intangibles, net	1,026	988
Deferred tax assets	—	228
Other assets	371	265
Total assets	$27,035	$24,925

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$19,251	$17,770
Future policy benefits	3,467	3,468
Funds withheld for reinsurance liabilities	1,172	1,267
Liability for policy and contract claims	55	55
Debt	300	300
Revolving credit facility	100	—
Deferred tax liability	10	—
Other liabilities	746	563
Total liabilities	25,101	23,423

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued at September 30, 2016 and September 30, 2015)	$—	$—
Common stock ($.01 par value, 500,000,000 shares authorized, 58,956,127 issued and outstanding at September 30, 2016; 58,870,823 shares issued and outstanding at September 30, 2015)	1	1
Additional paid-in capital	714	714
Retained earnings	792	710
Accumulated other comprehensive income	439	88
Treasury stock, at cost (537,613 shares at September 30, 2016; 512,391 shares at September 30, 2015)	(12)	(11)
Total shareholders' equity	1,934	1,502
Total liabilities and shareholders' equity	$27,035	$24,925

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Year Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Revenues:
Premiums	$18	$15	$70	$58
Net investment income	238	223	923	851
Net investment gains (losses)	26	(112)	19	(37)
Insurance and investment product fees and other	34	24	127	89
Total revenues	316	150	1,139	961
Benefits and expenses:
Benefits and other changes in policy reserves	206	104	791	578
Acquisition and operating expenses, net of deferrals	36	30	119	113
Amortization of intangibles	20	(33)	54	64
Total benefits and expenses	262	101	964	755
Operating income	54	49	175	206
Interest expense	(5)	(6)	(22)	(24)
Income before income taxes	49	43	153	182
Income tax expense	19	13	56	64
Net income	$30	$30	$97	$118

Net income per common share:

Basic	$0.52	$0.52	$1.67	$2.03
Diluted	$0.52	$0.51	$1.66	$2.02
Weighted average common shares used in computing net income per common share:
Basic	58.3	58.1	58.3	58.1
Diluted	58.4	58.4	58.6	58.4

Cash dividend per common share	$0.065	$0.065	$0.260	$0.260

RECONCILIATION OF BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions, except per share data)	September 30, 2016	September 30, 2015
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,934	$1,502
Less: AOCI	439	88
Total shareholder's equity excluding AOCI	$1,495	$1,414

Total shares outstanding	59.0	58.9
Weighted average shares outstanding - basic	58.3	58.1
Weighted average shares outstanding - diluted	58.6	58.4

Book value per share	$32.80	$25.51
Book value per share, excluding AOCI(2)	$25.36	$24.02

Footnotes:

(1)	Fidelity & Guaranty Life’s fiscal year ends on September 30.

(2)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(3)	See table on reconciliation of net income to AOI for the 2016 and 2015 fiscal quarters

Agreement and Plan of Merger with Anbang Insurance Group Co., Ltd. ("Anbang")
On November 8, 2015, FGL and Anbang entered into a definitive merger agreement (the "Merger Agreement") pursuant to which Anbang will acquire all outstanding shares of FGL (the "Merger") for $26.80 per share in cash, without interest. On November 3, 2016, FGL and Anbang extended the merger agreement through February 8, 2017. For more information, please visit FGL’s investor relations website at www.fglife.com.
FGL and Anbang are committed to securing the remaining regulatory approvals and seek to close the Merger as expeditiously as possible, however, the closing of the Merger, and the timing thereof, is subject to the regulatory review and approval process, none of which can be assured. The Merger remains subject to the receipt of regulatory approvals from the Iowa Insurance Division, the New York Department of Financial Services and the China Insurance Regulatory Commission ("CIRC").  The parties have obtained requisite regulatory approvals for the Merger from the Vermont Department of Financial Regulation and the Committee on Foreign Investment in the United States ("CFIUS").  The parties will not be required to file a notification of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, due to an available exemption.

Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including other-than-temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the interest rates used to discount the FIA embedded derivative liability, (iii) the effect of change in fair value of the reinsurance related embedded derivative, and (iv) the effect of class action litigation reserves. All adjustments to AOI are net of the corresponding VOBA and DAC impact. The income tax impact related to these adjustments is measured using an effective tax rate of 35%, as appropriate.
While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies.
Average assets under management ("AAUM") is the sum of (i) total invested assets at amortized cost, excluding derivatives, (ii) related party loans and investments and (iii) cash and cash equivalents at the end of each month in the period divided by the number of months in the period.
Book value per share excluding AOCI is calculated as total stockholders' equity excluding AOCI divided by the total number of shares of common stock outstanding.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call and Earnings Release
In light of the announced merger with Anbang, FGL has elected to discontinue conference calls to discuss quarterly and annual results, pending the closing of the transaction. FGL will continue to issue its earnings press releases and quarterly financial supplement.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life, headquartered in Des Moines, Iowa, trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; and other factors discussed in FGL's filings with the SEC including its Form 10-K for the year ended September 30, 2016, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Investor Contact:
Lisa Foxworthy-Parker
Fidelity & Guaranty Life
Investor.Relations@fglife.com
515-330-3307

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar, 212-687-8080

Source: Fidelity & Guaranty Life